Thermo TerraTech Inc.
   81 Wyman Street
   Waltham, Massachusetts 02254-9046




                                                               August 13, 1997


   Dear Stockholder:

        The enclosed Notice calls the 1997 Annual Meeting of the Stockholders of Thermo TerraTech Inc. I respectfully request all Stockholders to attend this meeting, if possible.

        Our Annual Report for the fiscal year ended March 29, 1997, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

        Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

        I would appreciate your immediate attention to the mailing of this proxy.

                                           Yours very truly,





                                           JOHN P. APPLETON
                                           President and Chief
                                           Executive Officer
PAGE

   Thermo TerraTech Inc.
   81 Wyman Street
   Waltham, Massachusetts 02254-9046



                                                               August 13, 1997


   To the Holders of the Common Stock of
        THERMO TERRATECH INC.


                            NOTICE OF ANNUAL MEETING
        The 1997 Annual Meeting of the Stockholders of Thermo TerraTech Inc. (the "Corporation") will be held on Wednesday, September 24, 1997, at 11:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

        1.   Election of six directors.

        2. A proposal recommended by the Board of Directors to extend the term of the Corporation's employees stock purchase plan to November 2, 2005.

        3. Such other business as may properly be brought before the meeting and any adjournment thereof.

        The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is August 8, 1997.

        The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

        This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.

                                                SANDRA L. LAMBERT
                                                      Secretary
PAGE

                                 PROXY STATEMENT

        The enclosed proxy is solicited by the Board of Directors of Thermo TerraTech Inc. (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Wednesday, September 24, 1997, at 11:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 81 Wyman Street, Waltham, Massachusetts 02254. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about August 15, 1997.
                                VOTING PROCEDURES

        The Board of Directors intends to present to the Meeting the election of six directors, constituting the entire Board of Directors, as well as one other matter: a proposal to extend the term of the Corporation's employees' stock purchase plan to November 2, 2005.

        The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.10 par value (the "Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

        Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, for the management proposal and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

        In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the management proposal to extend the term of the Corporation's employees' stock purchase plan, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is necessary for approval. Withholding authority to vote for a nominee for director or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or the proposal. With respect to the election of directors and the management proposal, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

        A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.


        The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of August 8, 1997, consisted of 18,873,210 shares of Common Stock. Only Stockholders of record at the close of business on August 8, 1997, are entitled to vote at the Meeting. Each share is entitled to one vote.

PAGE

                                 --PROPOSAL 1--

                              ELECTION OF DIRECTORS

        Six directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.
   Nominees for Directors

        Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, Thermo Electron Corporation ("Thermo Electron"), and of its subsidiary, Thermo Remediation Inc. ("Thermo Remediation"), is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

   John P. Appleton       Dr. Appleton, 62, has been president, chief
                          executive officer and a director of the
                          Corporation since September 1993. Dr. Appleton has been chairman, chief executive officer and a director of Thermo Remediation since September
                          1993 and has served as a vice president of Thermo
                          Electron since 1975 in various managerial capacities.

   John N. Hatsopoulos    Mr. Hatsopoulos, 63, has been a director of the
                          Corporation since 1986 and its vice president and chief financial officer since 1988. Mr.
                          Hatsopoulos has been the president of Thermo
                          Electron since January 1997 and its chief financial officer since 1988. Prior to becoming president, he was an executive vice president of Thermo Electron from 1986 to January 1997. Mr.
                          Hatsopoulos is also a director of LOIS/USA Inc., Metrika Systems Corporation, Thermedics Inc.,
                          Thermedics Detection Inc., Thermo Ecotek
                          Corporation, Thermo Fibergen Inc. Thermo Fibertek
                          Inc., Thermo Instrument Systems Inc., Thermo
                          Power Corporation and ThermoTrex Corporation.

   Brian D. Holt          Mr. Holt, 48, became a director of the
                          Corporation in February, 1997. Mr. Holt has been the president and chief executive officer of Thermo Ecotek Corporation, a majority-owned subsidiary of Thermo Electron involved in clean combustion and engineered clean fuels, naturally derived biopesticides and other environmentally sound technologies, since February 1994 and a director of that company since January 1995. For more than five years prior to his appointment as an officer of the Thermo Ecotek Corporation, he was president and chief executive officer of Pacific Generation Company, a financier, builder, owner and operator of independent power facilities. Mr. Holt is also a director of KFx, Inc.
PAGE

   Donald E. Noble        Mr. Noble, 82, has been a director of the
                          Corporation since 1986 and served as chairman of the board from 1992 to November 1994. For more than 20 years, from 1959 to 1980, Mr. Noble served as the chief executive officer of Rubbermaid Incorporated, first with the title of president and then as chairman of the board. Mr.
                          Noble is also a director of Thermo Electron, Thermo Fibertek Inc., Thermo Power Corporation and Thermo Sentron Inc.

   William A. Rainville   Mr. Rainville, 55, has been a director of the
                          Corporation since February 1993 and chairman of the Board since November 1994. Mr. Rainville has been president and chief executive officer of Thermo Fibertek Inc., a majority owned subsidiary of Thermo Electron that develops and manufactures equipment and products for the paper making and paper recycling industries, since its inception in 1991, a senior vice president of Thermo
                          Electron since March 1993 and a vice president of Thermo Electron from 1986 to 1993. From 1984 until January 1993, Mr. Rainville was the president and chief executive officer of Thermo
                          Electron Web Systems Inc., a subsidiary of Thermo
                          Fibertek Inc. Mr. Rainville is also a director of Thermo Ecotek Corporation, Thermo Fibergen
                          Inc., Thermo Fibertek Inc. and Thermo
                          Remediation.

   Polyvios C. Vintiadis  Mr. Vintiadis, 61 has been a director of the
                          Corporation since September 1992. Mr. Vintiadis has been the chairman and chief executive officer of Towermarc Corporation, a real estate development company, since 1984. Prior to joining Towermarc Corporation, Mr. Vintiadis was a principal of Morgens, Waterfall & Vintiadis, Inc., a financial services firm, with whom he remains associated. For more than 20 years prior to that time, Mr. Vintiadis was employed by Arthur D. Little & Company, Inc. Mr. Vintiadis is also a director of Thermo Instrument Systems Inc.


   Committees of the Board of Directors and Meetings

        The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside directors. The present members of the Audit Committee are Mr. Vintiadis (Chairman) and Mr. Noble. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Noble (Chairman) and Mr. Vintiadis. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met six times, the Audit Committee met twice and the Human Resources Committee met six
PAGE
   times during fiscal 1997. Each director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during fiscal 1997, except Dr. Appleton and Mr. Hatsopoulos, who each attended 67% of such meetings. Dr. Appleton attended all of the meetings of the Board of Directors held in person, but did not participate in two meetings held by means of conference telephone due to scheduling difficulties while he was traveling overseas on company business. Mr. Hatsopoulos is the chief financial officer of Thermo Electron and each of its publicly held subsidiaries, and his responsibilities require him to travel extensively on company business.

   Compensation of Directors

         Cash Compensation

        Directors who are not employees of the Corporation, of Thermo Electron or of any other company affiliated with Thermo Electron (also referred to as "outside directors"), receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Dr. Appleton, Mr. Hatsopoulos, Mr. Holt and Mr. Rainville are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.
PAGE

        Deferred Compensation Plan for Directors

        Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the Board of Directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 41,416 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of June 28, 1997, deferred units equal to 24,447 full shares of Common Stock were accumulated for current directors under the Deferred Compensation Plan.

        Directors Stock Option Plan

        The Corporation's Directors Stock Option Plan (then "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock of the Corporation and its majority owned subsidiaries to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of Common Stock annually and are also automatically granted every five years options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

        Pursuant to the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock pursuant to the Directors Plan at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option. Options granted under this provision before 1995 expire after seven years; commencing in 1995, the option term was shortened to three years. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

        In addition, under the Directors Plan, outside directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter during the duration of the Plan.
   The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common
PAGE
   stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (''Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years.

        The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of June 28, 1997, options to purchase 22,700 shares of Common Stock had been granted under the Director's Plan, of which 15,500 were outstanding, 1,400 had lapsed, and 5,800 had been exercised; and options to purchase 53,700 shares of Common Stock were reserved and available for grant under the Director's Plan as of June 28, 1997.


   Stock Ownership Policies for Directors

        During fiscal 1997, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1997, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

        In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."


                                 STOCK OWNERSHIP

        The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and Thermo Remediation, as of June 28, 1997, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current executive officers as a group.
PAGE

        While certain directors or executive officers of the Corporation are also directors and executive officers of Thermo Remediation or Thermo Electron, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron and the shares of the common stock of Thermo Remediation owned by the Corporation.







                                   Thermo       Thermo        Thermo
                                 TerraTech     Electron

               Name (1)           Inc. (2)    Corporation   Remediation
               --------           --------    -----------   -----------
                                                  (3)        Inc. (4)
                                                  ---        --------

        Thermo Electron           15,491,635           N/A           N/A
        Corporation (5)

        John P. Appleton             216,989       144,749        63,000

        John N. Hatsopoulos           62,306       632,768        42,182

        Emil C. Herkert              250,000        39,600         2,000

        Brian D. Holt                      0       164,493             0

        Donald E. Noble               49,934        55,198        10,500

        Jeffrey L. Powell             82,835        41,287       111,000

        William A. Rainville          60,000       249,292        24,000

        Polyvios C. Vintiadis         11,030         2,500         1,500

        All directors and
        current executive
        officers as a group
             (9 persons)             744,240     1,465,381       269,182




   (1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

   (2) Shares of Common Stock beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Herkert, Mr. Noble, Mr. Powell, Mr. Rainville, Mr. Vintiadis and all directors and current executive officers as a group include 215,000, 40,000, 187,500, 8,200, 63,000, 60,000, 6,300 and
        585,000 shares, respectively, that such person or group has the right to acquire within 60 days of June 28, 1997, through the exercise of stock options. Shares beneficially owned by Dr. Appleton, Mr. Hatsopoulos and all directors and current executive officers as a group include 255, 265 and 771 full shares, respectively, allocated through June 28, 1997, to accounts maintained pursuant to Thermo Electron's Employee Stock Ownership Plan, of which the trustees, who have investment power over its assets, were as of June 28, 1997, executive officers of Thermo Electron ("ESOP"). Shares beneficially owned by Mr. Noble, Mr. Vintiadis and all directors and current executive officers as a group include 18,694, 4,730 and 23,424 full shares, respectively, allocated through June 28, 1997, to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Mr. Hatsopoulos and all directors and current executive officers as a group include 12,500 shares that Mr. Hatsopoulos has the right to acquire within 60 days after June 28, 1997, through the exercise of a stock purchase warrant. Except for Dr. Appleton, who beneficially owned approximately 1.2% of the Common Stock outstanding as of June 28, 1997, no director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of June 28, 1997; all directors and current executive officers as a group beneficially owned 4.1% of the Common Stock outstanding as of such date.

   (3) Shares of the common stock of Thermo Electron beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Herkert, Mr. Holt, Mr. Noble, Mr. Powell, Mr. Rainville and all directors and current executive officers as a group include 107,257, 535,685, 38,100, 164,000, 9,375, 35,012,
        197,236 and 1,181,802 shares, respectively, that such person or members of the group have the right to acquire within 60 days of June 28, 1997, to accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Hatsopoulos and all directors and current executive officers as a group include 1,934 and 3,258 full shares, respectively, allocated through June 28, 1997, to accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Noble and all directors and current executive officers as a group each include 42,408 shares allocated through June 28, 1997, to Mr. Noble's account maintained pursuant to Thermo Electron's Deferred Compensation Plan for directors. No director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all
PAGE
        directors and current executive officers as a group beneficially owned 1% of the Thermo Electron common stock outstanding as of June 28, 1997.

   (4) Shares of the common stock of Thermo Remediation beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Noble, Mr. Powell, Mr. Rainville, Mr. Vintiadis and all directors and current executive officers as a group include 63,000, 22,500, 6,000, 111,000, 22,500, 1,500 and
        241,500 shares, respectively, that such person or group has the right to acquire within 60 days after June 28, 1997, through the exercise of stock options. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Remediation outstanding as of June 28, 1997; all directors and current executive officers as a group beneficially owned 2.1% of such common stock outstanding as of such date.

   (5) Shares of Common Stock beneficially owned by Thermo Electron include 459,677 shares that Thermo Electron and two of its majority owned subsidiaries have the right to acquire within 60 days of June 28, 1997, through the conversion of certain convertible notes of the Corporation held by Thermo Electron and such subsidiaries. As of June 28, 1997, Thermo Electron beneficially owned approximately 85.9% of the outstanding Common Stock. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.


   Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1997, except in the following instances. The Form 3 of Mr. Brian D. Holt, a director of the Corporation, was filed late. Thermo Electron filed eight Forms 4 late, reporting a total of 34 transactions consisting of 28 open market purchases of Common Stock and six transactions associated with the grant and lapse of options to purchase Common Stock granted to employees under its stock option program.


                             EXECUTIVE COMPENSATION

        The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its two other most highly compensated executive officers for the last three fiscal years. No other executive officers of the Corporation who held office during fiscal 1997 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules for such period.

        The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron.

   Accordingly, the compensation for these individuals is not reported in the following table.

<SEGEMENT>
TTT2
[/SEGMENTS]


   (1) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as TTT), the named executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the named executive officers in the following Thermo Electron companies: Thermo Remediation (designated in the table as THN), Thermo Electron (designated in the table as TMO), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as
        TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), and Trex Medical Corporation (designated in the table as TXM).

   (2) Represents the amount of matching contributions made by the individual's employer on behalf of the named executive officers participating in Thermo Electron's 401(k) plan or, in the case of Mr. Herkert, the Elson T. Killam Savings and Investment Plan.

   (3) Dr. Appleton was appointed president and chief executive officer of the Corporation effective September 1, 1993. Dr. Appleton is also a vice president of Thermo Electron and, until 1997, served as the chief executive officer of Thermo Remediation. A portion of Dr. Appleton's annual cash compensation (salary and bonus) has been allocated to and paid by each of the Corporation, Thermo Remediation and Thermo Electron over each of the past three fiscal years as compensation for the services provided to these companies based on the time he devoted to his responsibilities to these companies. The annual cash compensation reported in the table for Dr. Appleton represents the amount paid from all sources, including the Corporation, solely for Dr. Appleton's services as the president and chief executive officer of the Corporation. For fiscal 1997, 1996 and 1995, approximately 70%, 70% and 85%, respectively, of Dr. Appleton's annual cash compensation was paid by the Corporation for his services as its president and chief executive officer. These percentages include the allocation of a portion of Dr. Appleton's annual cash compensation to the management of the Thermo Terra Tech joint venture, which was acquired by the Corporation in April 1995 in a transaction accounted for in a manner similar to pooling of interests accounting. For fiscal 1997, 1996 and 1995, an additional 20%, 20% and 5%, respectively, of Dr. Appleton's annual cash compensation was allocated to Thermo Remediation for Dr. Appleton's service as its chief executive officer, and such amount is not included in the table. Bonuses paid to Dr. Appleton reflect compensation decisions based on calendar year performance, in accordance with Thermo Electron's compensation practices for its officers. Dr. Appleton has served as an officer of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by
PAGE

        Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as the president and chief executive officer of the Corporation.

   (4) Mr. Herkert was appointed an executive officer of the Corporation on May 8, 1996.


   Stock Options Granted During Fiscal 1997

        The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1997.

        Dr. Appleton has served as a vice president of Thermo Electron since 1975 and from time to time has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and Thermo Remediation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation. No options were granted to Dr. Appleton during fiscal 1997 in his capacity as president and chief executive officer of the Corporation.






                                   Option Grants in Fiscal 1997


                                                                                       Potential Realizable
                          Number of                                                    Value at Assumed
                          Securities        Percent of                                 Annual Rates of Stock
                                            Total Options                              Price Appreciation for
                          Underlying        Granted to       Exercise
                          Options           Employees in     Price                     Option Term
                                                             Per         Expiration    -----------
        Name              Granted (1)       Fiscal Year (2)  Share       Date          5%           10%
        ----              -------           ---------------- -----       ----------    --           ---
        Jeffrey L. Powell   600 (TMO)       0.06% (3)         $42.79      05/22/99     $4,044      $8,496
                          2,000 (TFG)       0.4%  (3)         $10.00      09/12/08     $15,920    $42,760
                          6,000 (TOC)       0.2%  (3)         $12.00      04/09/08     $57,300   $153,960
        Emil C. Herkert     300 (TMO)       0.03% (3)         $42.79      05/22/99      $2,022     $4,248




   (1) As part of Thermo Electron's stock option program, options have been granted during fiscal 1997 to the named executive officers to purchase the common stock of Thermo Electron (designated in the table as TMO), Thermo Fibergen Inc. (designated in the table as TFG) and Thermo Optek Corporation (designated in the table as TOC). All of the options granted during the fiscal year are immediately exercisable at the date of grant. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

   (2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable corporation,
PAGE
        the optionee's continued employment through the option period and the date on which the options are exercised.

   (3) All of the options reported in the table were granted under stock option plans maintained by Thermo Electron or its subsidiaries as part of Thermo Electron's compensation program and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.


   Stock Options Exercised During Fiscal 1997 and Fiscal Year-End Option
   Values
        The following table reports certain information regarding stock option exercises during fiscal 1997 and outstanding stock options held at the end of fiscal 1997 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1997.








        Aggregated Option Exercises In Fiscal 1997 And Fiscal 1997 Year-End Option Values


                                                    Number of
                                                    Unexercised
                                                    Options at Fiscal  Value of
                             Shares                 Year-End           Unexercised
                             Acquired   Value       (Exercisable/      In-the-Money
                               on
Name           Company       Exercise   Realized(1) Unexercisable) (2) Options
----           -------       --------   --------    ------------------ -------

John P.        Thermo         --             --      215,000 /-- (4)   $34,075 /--
Appleton (3)    TerraTech

               Thermo         --             --      63,000  /--       $12,285 /--
                Remediation


Jeffrey L.     Thermo         --             --      63,000  /-- (5)   $74,785 /--
Powell          TerraTech

               Thermo         --             --     111,000  /--       $18,720 /--
                Remediation

               Thermo
                Electron     5,062     $126,955      34,312  /-- (6)   $470,330 /--

               Thermo         --             --      2,000   /--            $0 /--
                BioAnalysis

               Thermo         --             --      2,000   /--            $0 /--
                Fibergen

               Thermo         --             --      4,500  /--        $32,625 /--
                Fibertek

               ThermoLase     --             --      5,000  /--             $0 /--

               ThermoLyte     --             --         --  /2,000          -- /$0  (7)

               Thermo Optek   --             --      6,000  /--         $3,000 /--

PAGE

               ThermoQuest    --             --      6,000  /--         $9,000 /--


               Thermo         --             --      2,000  /--             $0 /--
                Sentron

               Trex Medical   --             --      4,000  /--         $2,500 /--

Emil C.
Herkert        Thermo     62,500       $697,975    187,500  /--     $1,695,938 /--
                TerraTech

               Thermo         --             --     37,800  /-- (8)   $286,763 /--
                Electron






   (1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

   (2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 and (ii) nine years from the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entiety on the ninth anniversary of the grant date.

   (3) Dr. Appleton has served as a vice president of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.
PAGE

   (4) In addition to the terms described in footnote (1) above, 60,000 of the shares acquired upon exercise of these options are restricted from resale until Dr. Appleton's retirement.

   (5) Of these options awarded to Mr. Powell, options to purchase 15,000 shares are subject to the following terms in addition to those described in footnote (1): in the event of the optionee's voluntary resignation or discharge for cause prior to February 8, 1998, all of the shares acquired upon exercise of these options are subject to repurchase by the Corporation at the exercise price. In addition, all shares acquired upon the exercise of these options are subject to restrictions on resale until February 8, 1998.

   (6) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Powell are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to lapse ratably over a five-year period commencing with the fifth anniversary of the grant date.

   (7) No public market existed for the shares underlying these options as of March 28, 1997. Accordingly, no value in excess of exercise price has been attributed to these options.

   (8) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Herkert are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In fiscal 1997, the Human Resources Committee of the Board of Directors accelerated the vesting of 1,800 shares.


   Severance Agreements

        Thermo Electron has entered into severance agreements with several key employees, including Dr. Appleton. These agreements provide severance benefits if there is a change in control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or one of its majority-owned subsidiaries is terminated, for whatever reason, within one year thereafter. For purposes of the severance agreements, a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change in control of Thermo Electron. The benefit under these agreements is stated as an initial percentage which was established by the Board of Directors of Thermo Electron in 1983 and is generally based upon the employee's age and length of service with Thermo Electron at the time of severance. Benefits are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to the employee's highest annual total

PAGE
   remuneration in any 12-month period during the preceding three years. This benefit is reduced by 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be so applied to Dr. Appleton is 40.1%. Assuming severance benefits would have been payable under such agreements as of March 29, 1997, Dr. Appleton would have received approximately $119,906 in the first year thereof from Thermo Electron.
PAGE

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Executive Compensation

        All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

        The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

        External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index.

        Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organ ization with comparable levels of responsibility for comparably sized business units.

        The process for determining each of these elements for the Corporation's executive officers is outlined below.

        Base Salary

        Base salaries are set to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the Corporation's other named executive officers will approach the mid-point of competitive data. The salary increases in fiscal 1997 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

        Cash Bonus

        The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is
PAGE
   approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1997 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive thatare not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities with the organization.

        The bonuses for named executive officers approved by the Committee with respect to fiscal 1997 performance in each instance exceeded the median potential bonus, except in the case of one executive officer.
        Stock Option Program

        The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

        The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its subsidiary, Thermo Remediation, and its parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are important tools in providing incentives for performance within the entire organization.

        In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards to purchase shares of Common Stock to all employees over a five-year period below 12% of the Corporation's outstanding Common Stock, although other factors such as unusual
PAGE
   transactions, acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

        Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made to named executives officers in fiscal 1997 with respect to the common stock of the Corporation's parent company, Thermo Electron, and its subsidiaries, were made as part of Thermo Electron's overall stock option program and were determined by the human resources committee of the board of directors of the granting company using a similar analysis.


   Stock Ownership Policies

        During fiscal 1997, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the fiscal year. For all other officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

        In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. No loans were outstanding under this program in fiscal 1997. See "Relationship with Affiliates - Stock Holding Assistance Plan."

        The Committee also adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to exercise of the option.


   Policy on Deductibility of Compensation

        The Committee has also considered the executives application of
   Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million, unless the compensation qualifies as "performance based" or is otherwise exempt from Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section
PAGE

   162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).


   CEO Compensation

        Cash compensation for Dr. Appleton is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as a vice president of Thermo Electron, the Corporation's parent company. Each committee evaluates Dr. Appleton's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Dr. Appleton is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Dr. Appleton's performance as it relates to the Corporation using criteria similar to those used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Dr. Appleton's compensation to be paid by the Corporation.

        In December 1996, the Committee conducted its review of Dr. Appleton's proposed salary for calendar 1997 and bonus for calendar 1996 performance.
   The Committee concurred in the recommendations made by the Thermo Electron committee and agreed to an allocation of 70% of Dr. Appleton's total cash compensation for calendar year 1996 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron. An additional 20% of Dr. Appleton's total cash compensation for 1996 was allocated to the Corporation's majority-owned subsidiary, Thermo Remediation Inc., for his services as its chief executive officer.


                         Mr. Donald E. Noble (Chairman)
                            Mr. Polyvios C. Vintiadis
PAGE

                          COMPARATIVE PERFORMANCE GRAPH

        The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of companies consisting of Ecology & Environmental Inc., Fluor Daniel GTI, Inc. (formerly Groundwater Technology Inc.), International Technology Inc., Safety Kleen Corp. and Roy F. Weston Inc.

       Comparison of 1992-1997 Total Return Among Thermo TerraTech Inc.,
                 the American Stock Exchange Market Value Index
                        and the Corporation's Peer Group


                              [GRAPH APPEARS HERE]


                  03/27/92 04/01/93 03/31/94 03/31/95  03/29/96 03/27/97

        TTT       100      112      103      106       162      108

        AMEX      100      107      112      118       145      147

        PEER GROUP100      92       63       73        63       74

        The total return for the Corporation's Common Stock (TTT), the American Stock Exchange Market Value Index (AMEX) and the Corporation's Peer Group (PEER GROUP) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange ("AMEX"). The Corporation's Common Stock is traded on the AMEX under the ticker symbol "TTT."
PAGE

                          RELATIONSHIP WITH AFFILIATES

        Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, the Corporation has created Thermo Remediation as a majority-owned publicly held subsidiary. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries".)

        Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their mutual affiliation are essential elements of their individual performance. Accordingly, Thermo
   Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

        To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

        The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or
PAGE
   ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

        As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services for fiscal 1997. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Corporation $2,785,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

        As of March 29, 1997, $59,781,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

        The Corporation leases or subleases three office and manufacturing facilities from Thermo Electron. The total rental payments made to Thermo Electron during fiscal year 1997 under these agreements was $553,000.
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        The Corporation and Thermo Electron entered into a development agreement under which Thermo Electron agreed to fund up to $4,000,000 of the direct and indirect costs of the Corporation's development of soil-remediation centers. In exchange for this funding, the Corporation granted Thermo Electron a royalty equal to approximately 3% of net revenues from soil-remediation services performed at the centers developed under this agreement. The royalty payments may cease if the amounts paid by the Corporation yield a certain internal rate of return to Thermo Electron on the funds advanced to the Corporation under this agreement. The Corporation paid Thermo Electron royalties of $186,000 in fiscal 1997.

        From time to time, the Corporation may transact business with the other companies in the Thermo Group. In fiscal 1997, these transactions included the Corporation's October 1996 acquisition of Metal Treating Inc., a provider of heat-treating services, from Thermo Electron in exchange for $1,600,000 in cash.

        As of March 29, 1997, the Corporation owed Thermo Electron an aggregate of $40,926,000.

        Thermo Electron owned approximately 85.9% of the Corporation's outstanding Common Stock on June 28, 1997.

   Stock Holding Assistance Plan

        In fiscal 1997, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. Loans will be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Human Resources Committee of the Board of Directors. No such loans were outstanding in fiscal 1997.


                                -- PROPOSAL 2 --

        PROPOSAL TO EXTEND THE TERM OF THE EMPLOYEES' STOCK PURCHASE PLAN

        The Board of Directors has recommended that the Stockholders approved an amendment to the Corporation's employees' stock purchase plan (the "Stock Purchase Plan") that would extend the term of the plan for an additional ten years to November 2, 2005. The material features of the Stock Purchase Plan are described below. If the plan amendment is not approved by the Stockholders at this meeting, the Stock Purchase Plan will be discontinued effective as of November 1, 1997. The Board of Directors believes that the Stock Purchase Plan is an important incentive in attracting and retaining key personnel, in motivating individuals to contribute significantly to the Corporation's future growth and success, and in aligning the long-term interest of these individuals with that of the Corporation's Stockholders. For these reasons, the Board of Directors has acted to continue the plan and is recommending the extension to the Stockholders for approval. The following is a summary of the terms of the Stock Purchase Plan.


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

   Summary of the Stock Purchase Plan

        Participation; Administration

        All full-time employees and part-time employees working at least 20 hours per week and who have been employed for at least six months by the Corporation are eligible to participate in the Stock Purchase Plan, unless they own more than 5% of the Common Stock of the Corporation. For purposes of determining the term of employment, employees are credited with years of continued employment with Thermo Electron or its other subsidiaries immediately prior to joining the Corporation. Options to purchase shares of Common Stock of the Corporation may be granted from time to time at the discretion of the Board of Directors, which also determines the date upon which such options are exercisable. At the present time, only employees based in the United States are eligible to participate in the Stock Purchase Plan. The number of employees potentially eligible to participate in the Stock Purchase Plan is approximately 2,367 persons.

        Contributions

        A participating employee may purchase stock only through payroll deductions, which may not exceed 10% of the employee's gross salary or wages during the year. Employees are allowed to decrease, but not increase the percentage of wages contributed once during the plan year. An employee may suspend his or her contributions, but then is not permitted to contribute again for the remainder of the plan year.

        Terms of Options

        The exercise price is fixed on the grant date at the start of the plan year and is 95% of the fair market value for such stock on such date. On the exercise date, participants may elect to use their accumulated payroll deductions to purchase shares at the exercise price. Participants must agree not to resell the shares so purchased for a period of six months following the exercise date. The options are nontransferable, and except in the case of death of the employee, may not be exercised if the employee is not still employed by the Corporation at the exercise date. If an employee dies, his or her beneficiary may withdraw the accumulated payroll deduction or use such deductions to purchase shares on the exercise date.
   A participant may elect to discontinue participation at any time prior to the exercise date and to have his or her accumulated payroll deduction refunded together with interest on such amount as fixed by the Board of Directors from time to time.

        Shares Subject to the Stock Purchase Plan

        The number of shares that are currently available for issuance under the Stock Purchase Plan is 56,166 shares of the Corporation's Common Stock, subject to adjustment for stock splits and similar events. The proceeds received by the Corporation from the exercise of options granted under the Stock Purchase Plan will be used for the general purposes of the Corporation. Shares issued under the Stock Purchase Plan may be authorized but unissued or shares reacquired by the Corporation and held in its treasury.

        Amendment and Termination

        The Stock Purchase Plan shall remain in full force and effect until suspended or discontinued by the Board of Directors. The Board of Directors may at any time or times amend or review the Stock Purchase Plan for any purpose which may be permitted by law, or may at any time terminate the Stock Purchase Plan, provided that no amendment that is not approved by the Stockholders shall be effective if it would cause the Stock Purchase Plan to fail to satisfy the requirements of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended. No amendment of the Stock Purchase Plan may adversely affect the rights of any recipient of any option previously granted without such recipient's consent.


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        Term of the Stock Purchase Plan

        The Stock Purchase Plan will expire on November 2, 2005, provided that the extension of the term of the Stock Purchase Plan is approved by the Stockholders at this Meeting.


   Federal Income Tax Aspects

        Federal income tax is not imposed upon an employee in the year an option is granted or the year the shares are purchased pursuant to the exercise of the option granted under the Stock Purchase Plan. Federal income tax generally is imposed upon an employee when he or she sells or otherwise disposes of the shares acquired pursuant to the Stock Purchase Plan. When an employee sells or disposes of the shares, if such sale or disposition occurs more than two years from the grant date and more than one year from the exercise date, then Federal income tax assessed at ordinary rates will be imposed upon the amount by which the fair market value of the shares on the date of grant or disposition, whichever is less, exceeds the amount paid for the shares. In addition, the difference between the amount received by the employee at the time of sale and the employee's tax basis in the shares, which is equal to the amount paid on exercise of the option plus the amount recognized as ordinary income, will be recognized as a capital gain or loss. The Corporation will not be allowed a deduction under these circumstances for Federal income tax purposes. If the employee sells or disposes of the shares sooner than two years from the grant date or one year from the exercise date, then the employee's entire gain (the difference between the fair market value at disposition and the amount paid for the shares) will be taxed as ordinary income, and the Corporation would be entitled to a deduction equal to that amount.

        The closing price per share on the American Stock Exchange of the Common Stock on June 27, 1997 was $10.938.


   Recommendation

        The Board of Directors believes that the extension of the term of the Stock Purchase Plan is important for the Corporation to attract and retain key employees and to be able to continue to offer them the opportunity to participate in the ownership and growth of the Corporation through an employees stock purchase plan. In addition, the Board of Directors believes the Stock Purchase Plan is in the best interest of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the extension of the term of the Stock Purchase Plan. Thermo Electron, which owned of record approximately 85.9% of the outstanding voting stock of the Corporation on June 28, 1997 has indicated its intention to vote for the proposal.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.
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                                  OTHER ACTION

        Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                              STOCKHOLDER PROPOSALS

        Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than April 24, 1998.

                             SOLICITATION STATEMENT

        The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


   Waltham, Massachusetts